Exhibit 99.2

Media Contacts:	Investor Relations:
Michael L. Wilczak	William McHale
Infocrossing, Inc.	Infocrossing, Inc.
201-840-4941	201-840-4732
mwilczak@infocrossing.com	wmchale@infocrossing.com

INFOCROSSING ANNOUNCES PROPOSED

FINANCINGS OF APPROXIMATELY $35 MILLION

LEONIA, New Jersey, March 4, 2004 – Infocrossing, Inc. (NASDAQ: IFOX), a provider of strategic IT and business process outsourcing solutions to large and mid-sized companies, announced today that it was proposing debt and equity financings of approximately $35 million in connection with the pending acquisition of ITO Acquisition Corp., a data center outsourcing company doing business as Systems Management Specialists (SMS), which was separately announced today.

The net proceeds of the financings will be principally used to fund the SMS acquisition and to pay related fees and expenses, with any remaining funds to be used for working capital and other general corporate purposes.  The exact timing and terms of the financings will depend upon market conditions and other factors.  For a description of the pending SMS acquisition, please refer to the separate press release.

Offers and sales of any securities will be made only to accredited investors in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act’).  The securities being offered have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any jurisdiction in which such offering would be unlawful.

About Infocrossing

Infocrossing, Inc. (IFOX) is a provider of strategic outsourcing services, delivering the computing platforms and proprietary systems that enable companies to process data and share information within their business, and between their customers, suppliers and distribution channels.  Leading companies leverage Infocrossing’s robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the management of mainframes, mid-range, open system servers, networks and business processes to Infocrossing.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company’s products and services in the marketplace; competitive factors; technological changes; the Company’s dependence upon third-party suppliers; intellectual property rights; difficulties with the integration of SMS; and other risks.  For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.